EXHIBIT 99.5
Concentrix Corporation Conference Call
Wednesday, March 29, 2023
5:00 p.m. EDT

Company Participants
Christopher A. Caldwell, President and Chief Executive Officer
Andre S. Valentine, Chief Financial Officer
David E. Stein, Vice President of Investor Relations

Operator
Good day, and thank you for standing by. Welcome to the Webhelp transaction and Concentrix First Quarter Financial Results Conference Call. Please be advised that today's conference call is being recorded. I would like to turn the conference over to your speaker for today, David Stein. Please go ahead.

David E. Stein, Vice President of Investor Relations
Thank you, Lisa, and good evening. Welcome to the Concentrix conference call to discuss our announcement today that we have agreed to combine with Webhelp and to discuss our first quarter fiscal 2023 earnings. Please note that the transaction's news release and that presentation as well as our earnings release are available on the Concentrix Investor Relations website under Events and Presentations. Today's discussion contains statements about the expected timing, completion and effects of the proposed transaction and statements addressing future financial results. All such statements and other statements on this call, other than historical facts, constitute forward-looking statements as defined under U.S. federal securities laws. Forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements because of new information or future events or developments
Please refer to today's materials and our most recent filings with the SEC for additional information regarding uncertainties that could affect our future financial results. This includes the risk factors provided on our annual report on Form 10-K. Also during the call, we will discuss non-GAAP financial measures, including adjusted EBITDA, non-GAAP operating income, free cash flow and adjusted EPS as well as constant currency revenue growth. Please see the information contained in today's announcement for more information on these non-GAAP measures.
This call is the property of Concentrix and may not be recorded to rebroadcast without the permission of Concentrix. Joining me today on the call are Chris Caldwell, our President and Chief Executive Officer; and Andre Valentine, our Chief Financial Officer. They'll provide an overview of today's Webhelp announcement, along with Concentrix first quarter results followed by a question-and-answer session.
Now I'll turn the call over to Chris.

Christopher A. Caldwell, President and Chief Executive Officer
Thank you very much, David, and thank you all for joining our call today. Today is a transformative day for Concentrix and the customer experience industry. We are taking a major step by combining Concentrix and Webhelp to create a diversified global CX leader that we believe provides a tremendous platform for growth, value creation for our shareholders, clients and staff. We are very excited about this combination that we believe will create the leading provider of customer experience solutions globally with broad capabilities across CX digital services and technology delivered at scale. I think it's important to step back and talk to the background of our thinking of these 2 great companies coming together.
As we have messaged for some time to our investors, we believe that our European footprint and Latin American footprint were lacking in order for us to take full advantage of the opportunities in these markets. We have also talked about our ability in past acquisitions to take client relationships to the next level by helping them grow across our footprint and capabilities. An opportunity to transact with a company that has a strategic client base with little overlap and the ability for them to consume services we offer would be enticing. Diversifying our revenue by geography, vertical and services would be an additional benefit. Top of mind in any combination is also the financial returns and maintaining a strong balance sheet. While we are comfortable flexing up to a larger amount of debt for the right opportunity, it's important for us to get back close to 2x within a short period of time. We have a strong track record of success doing this with prior acquisitions.
As always, we are focused on the culture of any company we transact with. Culture is critical to achieve a rapid integration and gain momentum in leveraging the new company's capabilities for growth. When you look at Webhelp's history, it has meant familiar themes to Concentrix and how to move both the staff and the clients and the division on the market focus has been to grow Europe, Latin America and Africa becoming a leader in all 3 markets. When we look at our criteria for our partner to move forward with in the next period of our growth, there was not one company that we could find that had as many complementary attributes as Webhelp that align to our long-term vision. Webhelp complements our culture, revenue diversification, client base, vertical focus, digital expertise, capabilities and footprint. Now is the right time to bring these 2 organizations together to help both client bases access new markets and broader set of digital capabilities while also seeking to lower the number of partners they deal with to manage their costs more effectively. For Concentrix, we believe this combination will allow us to accelerate our growth to the leadership position in the industry.
Now a little more detail on the value of this combination. Webhelp will meaningfully enhance our position in the European and Latin American markets while adding capabilities to meet our clients' demand for services delivered from Africa. Concentrix has been investing in all 3 markets, but has not been able to achieve the scale that we believe is needed. The combination of these 2 companies allows us to take even more access to the $550 billion expanded marketplace we compete in. Webhelp has done very well in these geographic markets and has a consistent track record of profitable growth. In 2023, they are expected to deliver $3 billion in revenue and $500 million of adjusted EBITDA. They have seen strong above-market organic revenue growth over each year for the past 5 years. This growth has been driven by servicing their more than 1,000 clients. Like Concentrix, they service a marquee list of both enterprise and new economy companies.
In the case of Webhelp, these companies are primarily based outside of North America. We believe this provides large growth potential to expand these clients with the Concentrix footprint and capabilities as we have done with past combinations. Webhelp also brings highly recognized and exceptional talent with unique value services they refer to as practices, which will further our ability for technology-enabled offerings. These include AML, KYC, payment processing services and banking, sales management offerings that complement our B2B business and their business, which helps emerging companies achieve scale as examples. This focus on deep client relationships and value offerings has allowed Webhelp to achieve long tenure with their client base.
I am also most impressed about with Webhelp has been the similarities with Concentrix around their focus on people. Each organization has been recognized with hundreds of awards for diversity, well-being, engagement in the last few years, demonstrating that our cultures are aligned. The pro forma combination of the company is expected to have $9.8 billion in revenue for fiscal year 2023, operate in 70-plus countries, of which over 25 are new to Concentrix and serve more than 320 new economy of clients and 155 Fortune Global 500 clients, with approximately 2,000 total clients very nicely distributed globally. This exceptional and even more diverse client base will serve as a strong foundation for accelerated growth.
The combined client base has little overlap and a strong mix of new economy and enterprise clients. Together, the top 5 clients are expected to account for only 20% of the combined company's revenue and the revenue split between our enterprise and new economy companies will stay roughly in similar proportion to what it looks like now at Concentrix. The combination will establish a well-balanced and differentiated geographic global presence with the Americas, EMEA and Asia, each representing roughly 1/3 of the combined business. Together, we will have one of the most robust global footprints in the industry across the Americas, Europe, Asia and Africa, all operating at scale. We will be able to continue to grow our Catalyst business by increasing our digital footprint in Europe and Latin America with capabilities we are picking up from Webhelp and by selling Catalyst Services to Webhelp clients.
Lastly, from a financial perspective, which Andre will go into more, we expect the transaction to be accretive to revenue growth, profit margins and adjusted earnings per share. Consistent with our best practices, while we will temporarily increase the leverage on our balance sheet, we will reduce it close to 2x within 2 years after transaction while still investing in the business for growth. We are fortunate with this transaction to significantly accelerate the realization of our vision to build the world's greatest customer engagement services company, rich in diversity and talent. As President and CEO of the newly combined business, I look forward to welcoming 2 new Board members to the team. Olivier Duha, Webhelp Co-Founder and CEO, will become Vice Chair of our Board of Directors and will also be a key force in helping to integrate the businesses, which will make the integration more seamless. Olivier brings a wealth of experience in the industry and strong entrepreneurial insights that will add value to Concentrix. Nicolas Gheysens, at GBL Partner and Director currently on the Supervisory Board of Webhelp will also join our Board. Nicolas brings a strong financial business background, a shareholders' point of view and extensive board experience.
I will now turn the call over to Andre to walk through the terms of the transaction and speak to our Q1 earnings results and guidance for the remainder of the year. Following Andre, I'll provide my quarterly update and then we'll take your questions. Over to you, Andre.

Andre S. Valentine, Chief Financial Officer
Thank you, Chris. This transaction is valued at $4.8 billion. This includes cash and stock as follows: approximately 14.9 million shares of Concentrix stock at closing, EUR 500 million in cash at closing, EUR 700 million in deferred consideration in the form of a note payable to Webhelp shareholders in 2 years, which will bear interest at 2%. The 4.8 billion in consideration excludes 750,000 additional Concentrix shares that will vest if the Concentrix share price appreciates to over $170 per share with a specified period. We also expect to finance approximately EUR 1.55 billion of Webhelp net debt at close. From a valuation standpoint, we are paying about 9.5x Webhelp's anticipated 2023 adjusted EBITDA, reflecting the $120 million in run rate synergies we expect to realize. The transaction value represents a multiple of 7.6x.
At closing, Concentrix shareholders will own approximately 78% pro forma of the company, with Webhelp shareholders owning approximately 22%. Consistent with the combined company's expected investment-grade profile, we plan to finance the transaction through the issuance of senior unsecured bonds with maturities split between 3 years, 5 years and 10 years, and the aforementioned note payable to sellers. We expect our existing credit and AR securitization facilities will remain in place. We also expect to maintain ample liquidity of approximately $1.4 billion at close with our undrawn $1 billion revolver, unused capacity on our accounts receivable securitization and cash on hand.
From a revenue perspective, the combined company is expected to have $9.8 billion in 2023 revenue on a pro forma basis. We expect the combined company to grow faster than the market with that growth enhanced by increased footprint in and exposure to Europe, Latin America and Africa. From a profit perspective, the pro forma combined company is expected to have $1.6 billion of adjusted 2023 EBITDA before synergies. Excluding onetime charges, intangible amortization and integration costs, we expect earnings per share accretion of over 7% in the first full year after close and double-digit accretion in the second full year after close.
In terms of synergies, as Chris mentioned, there are clear and identifiable cost reduction opportunities in IT, procurement, real estate and corporate functions. For IT, we expect savings from harmonization of information systems, value-based savings and contract optimization. For procurement, we expect opportunities to drive efficiencies through increased volumes and standardization of contracts. For real estate, we expect there to be some rationalization of real estate footprint where both companies are in most proximity. For corporate, we expect to remove duplicate costs. While not included in our model, identifiable revenue synergy upsides exist related to opportunities that the companies couldn't pursue separately prior to the transaction.
We expect to realize cost synergies totaling $75 million in the first year post close, $100 million in the second year and $120 million by the third year. We expect to incur $120 million in projected costs to receive these synergies with $80 million incurred in the first year and $40 million in the second year post closing. We expect the combined business to continue our robust free cash flow generation given the capital efficient business model and modest capital expenditure needs and efficient working capital management.
At closing, we estimate that our net debt to adjusted EBITDA ratio will be 3x on a pro forma basis. We intend to maintain a commitment to investment-grade principles and our focus will be on paying down debt and reducing our net leverage to close to 2x within 2 years. We expect our financial profile to remain strong. We will prioritize rapid deleveraging while continuing our dividend and disciplined share repurchases to offset the dilution of equity grants.
Our focus will be on organic growth, the successful integration of Webhelp, realizing planned synergies and repaying debt. As for regulatory approval and other customary closing conditions, we expect to complete those in due course and to close the transaction by the end of the year. The transaction will require the approval of our shareholders. Certain shareholders of the company that hold approximately 15% of the company's outstanding shares, including Mitek International Corporation, have agreed to vote their shares in favor of the transaction.
Now I will transition to a review of our financial results for the first quarter and then discuss our business outlook for fiscal year 2023. We performed well in the first quarter, achieving the top end of our expectations, with increases in revenue, profit and cash flow. Revenue in the first quarter was $1.64 billion as reported, up 6.5%. The improvement in the reported revenue includes a 2.6% negative impact from foreign currency fluctuations, 5.3% impact from acquisitions. Organic constant currency growth came in towards the higher end of our expectations at 3.8%.
In terms of client verticals, we saw continued strong volumes in health care, travel, and banking, financial services and insurance. We experienced softer volumes from consumer electronics, retail and e-commerce and communications clients. New economy clients generated growth of 7% year-over-year in the quarter and represented 23% of first quarter revenue.
Turning to profitability. Non-GAAP operating income was $218 million in the first quarter compared with $202 million last year. Our non-GAAP operating margin was 13.3%, up 20 basis points from 13.1% last year. Adjusted EBITDA was $256 million compared with $238 million in the first quarter last year. Our adjusted EBITDA margin was 15.6%, up 10 basis points from 15.5% last year. Non-GAAP net income in the first quarter was
$134 million compared with $151 million last year. This comparison includes the expected increase in interest expense and an $11 million swing in other expense due to foreign currency transactions. Non-GAAP EPS was $2.56 per share in the first quarter compared with $2.85 per share last year. GAAP results for the quarter included $39 million of amortization of intangibles, $17 million of share-based compensation and $6 million of expense related to acquisition integration.

Both our GAAP and non-GAAP tax rates were 26% in the first quarter. Our first quarter cash generation from operations totaled $104 million. Capital expenditures were $40 million and free cash flow was $64 million in the quarter.
Turning to the balance sheet. At the end of the first quarter, cash and cash equivalents were $178 million. Debt outstanding was $2.2 billion, and net debt was $2.042 billion. At the end of the quarter, our net leverage was 1.9x pro forma adjusted EBITDA.
During the quarter, we paid our quarterly dividend of $0.275 per share. We also repurchased 71,000 shares of our stock for approximately $10 million. Repurchases in the first quarter remained at an average price of approximately $140 per share. As of the end of the quarter, we had $344 million remaining on our share repurchase authorization.
At quarter end, our liquidity remained strong at over $1.3 billion, including our $1 billion undrawn revolver, cash on hand and additional capacity on our AR securitization.
Now I'll turn to our business outlook for the second quarter and for full year fiscal 2023. For the second quarter, while we have seen some softness in volumes versus client expectations, we expect organic constant currency revenue growth to be in a range of 3% to 5%. Based on current exchange rates, we also expect a 1.5 point year-over-year headwind in the second quarter. We expect the timing of our 2022 acquisitions to contribute approximately $49 million of incremental year-over-year revenue growth in the second quarter. Based on these assumptions, we expect reported second quarter revenue to be in a range of $1.64 billion to $1.67 billion.
Our profitability expectations for the second quarter include: non-GAAP operating income in the range of $225 million to $235 million. This equates to a non-GAAP operating margin of 13.9% at the midpoint of the range, an increase of 30 basis points over the second quarter last year. We expect interest expense in the second quarter to be approximately $38 million, with an effective tax rate of 26% and a weighted average diluted share count of approximately 52 million shares.
Moving to our outlook for the entire year. We continue to expect 2023 constant currency organic revenue growth to be in the range of 4% to 6%. Based on current exchange rates, we expect a 0.5 point negative impact on our reported revenues for the full year. We expect the timing of our 2022 acquisitions to contribute approximately $160 million of incremental year-over-year revenue growth for the full year. This equates to reported full year revenue in a range of $6.705 billion to $6.83 billion. These expectations include a continuation of the general economic softness we've seen in recent quarters throughout the year, including muted seasonal volumes in the fourth quarter of 2023, consistent with 2022.
Despite the challenging macro environment, several factors give us confidence in our forecast for the year, including increasing contributions from the 2 large deals discussed in prior quarters, our growing pipeline, discussions with clients to consolidate more volumes from smaller providers and passing the anniversaries of the offshore movement and downturn in volumes last year from our cryptocurrency clients, which occurred in the second quarter of 2022.
Our full year profitability expectations continue to include non-GAAP operating income in the range of $950 million to $990 million. This equates to a non-GAAP operating margin of 14.3% at the midpoint of the range. We expect full year interest expense to be approximately $140 million, an effective tax rate of approximately 26% and a weighted average diluted share count of approximately 52 million shares.
We continue to expect strong free cash flow with free cash flow growing more than 10% to over $500 million in 2023. Our business outlook does not include acquisition-related impacts or transaction and integration costs associated with our acquisition of Webhelp or any future acquisitions. Also not included in the guidance are impacts from future foreign currency fluctuations or future share repurchases.
Now I'll turn the call back over to you, Chris.

Christopher A. Caldwell, President and Chief Executive Officer
Thank you very much, Andre. I am very proud of our team and the solid first quarter results that we delivered. During the quarter, most of our client portfolio performed well with gains in several of our key industries. As mentioned by Andre, though, some softness continued in the quarter with clients in consumer electronics, e-commerce, retail and telecom consistent with their recalibrated volume expectations we discussed in our Q4 call.
From a sales perspective, we signed business with more than 2 dozen new logos in the quarter split across verticals and geographies. In this economic climate, prospective clients continue to be focused on reducing their cost structure rather than supporting growth, but they remain in the market for solutions. We are seeing modest pricing pressure from existing clients that help -- that need help with lower value transactions and some competitors being more aggressive in that space. On the other hand, we are seeing positive sentiment with clients across several more resilient industries with higher value work where our services really shine because of the differentiation. These engagements, which have significant return on investments for the clients generally tend to have a slightly longer sales cycle but bring together the power of both our CX operations and Catalyst business. We are finding that our one approach resonates well in the market and differentiates us from competitors. One month into the second quarter, our new business signings are increasing in magnitude and potential upside, but we do expect some choppiness around how and when they ramp.
Within our Catalyst business, our largest program continues to progress as the client addresses changes in its ecosystem before the full project ramp. From an operational perspective, performance was strong in the first quarter. Again, we delivered the highest customer satisfaction and innovation scores since we started our surveys over a decade ago. Currently, our work-at-home staffing is at 40%, and our best in the business global operating staff is performing well to meet the growing demand for offshore and nearshore services.
For the remainder of 2023, we expect our growth to increase in the second half as large deals we have signed begin to ramp, our new wins and underlying base business expands and we begin to consolidate volumes from smaller suppliers. This view factors in consistent Q4 volume compared to last year without any large seasonal volume.
As I wrap up and touch again on the Webhelp combination announcement, recall that we serve a large, growing and fragmented market where few competitors can offer a complete solution. Part of our history of transformation and growth was driven by our record of successful M&A. We and Webhelp both have long histories of growth across cycles and margin expansion with scale. Over our respective histories, we have built up a wealth of knowledge and experience on how to achieve successful outcomes, delivering revenue growth and creating value for our shareholders. We are developing a robust integration plan, and we will share more with you as we get closer to the transaction close date. We are very excited by the possibilities that this deal creates for our combined company and look forward to realizing the significant value that we expect it will produce for our clients, partners, staff and shareholders. We believe that GBL and Webhelp's 2 co-founders rolling a significant portion of their equity into Concentrix is a clear statement that all parties are very focused on a successful transaction, believe in the long-term prospects of Concentrix and continued value upside for our shareholders.
In ending, I want to thank the talented Concentrix team, who each and every day focused on making us a better business and serving our clients with passion. We always focus on strong partnerships with our clients and the communities we operate in. And now we look forward to the start of the successful partnership with our new shareholders and team members after the closing of the Webhelp transaction.
With that, operator, please open the call for questions.

QUESTIONS AND ANSWERS
Operator
The first question will come from Vince Colicchio from Barrington.

Vincent Alexander Colicchio, Barrington Research Associates, Inc.
Chris, congrats on the acquisition and a good quarter. Curious, the Webhelp transaction, what does the vertical mix look like with the combined companies? Are you more or less levered to some of the areas where you're seeing weakness right now?

Christopher A. Caldwell, President and Chief Executive Officer
Actually -- Vince, thank you for the question. It's actually very, very complementary. When we look at the verticals on a combined basis, it's pretty similar to where we're seeing positive momentum, such as sort of BFSI. We see the growth areas in social media and some of the other e-commerce segments that are growing, very complementary. We see growth in the technology side very complementary. But overall, it's quite a balanced mix when we put the 2 companies together from a vertical perspective.

Vincent Alexander Colicchio, Barrington Research Associates, Inc.
And how as Webhelp -- how did the business evolve? Were acquisitions a major driver? And if so, how confident are you that they're well integrated into the whole?

Christopher A. Caldwell, President and Chief Executive Officer
Yes, absolutely. So Webhelp started off with 2 co-founders, Olivier Duha and Frederic Jose, who are really incredible entrepreneurs and have driven the business by not only strong organic growth, but certainly from acquisitions. It's had a number of acquisitions over their 20-year history. What I think has made them so successful is how they have done those integration of the acquisitions. The culture is very robust. They are very focused on ensuring that the companies that they buy, integrate smoothly and the culture continues to stay very similar to what it is now, which is focused on their people and their clients, similar to Concentrix and through the diligence process, we saw that very connected tissue of how the M&A activity has happened and how it has bonded and forwarded a much stronger base of business. So we're very, very confident around how they've done their past acquisitions. It's been very accretive for them. But it also shouldn't overlap the fact that they've had extremely strong organic growth, much stronger than more kind base for many, many, many years.

Vincent Alexander Colicchio, Barrington Research Associates, Inc.
And on the new economy companies that they're adding to the portfolio, are any of them any meaningful portion of venture-backed type companies? Or are they sort of household names?

Christopher A. Caldwell, President and Chief Executive Officer
It's a combination, Vince. I mean, they have some fantastic new economy companies that are quite robust and well financed and doing financially well. They have some more emerging companies. that are growing. But what's important to appreciate is the vast majority of those new economy companies are net new additions to us because they're primarily coming out of Europe and Latin America. And that's really exciting for us because it provides more diversity in our new economy client base.

Vincent Alexander Colicchio, Barrington Research Associates, Inc.
And one more for me, if I may. Does this -- will this transaction help you in your consolidation discussions given that you'll be much more of a -- you have a bigger footprint post transaction?

Christopher A. Caldwell, President and Chief Executive Officer
Yes, absolutely, Vince. I mean that is a big driving force of it. When we looked and in my prepared remarks, talk to it, we've been talking to investors for the last sort of year and a bit that we believe we haven't had enough scale and presence in Europe and Latin America that we believe that we're missing out on opportunities and growth profile in both markets. And frankly, when we look at the entire competitive land set or landscape, Webhelp fits the bill perfectly. It's got an incredibly strong team. They've got incredibly strong capabilities. They've got very high NPS with their client set. Strong discipline around what they deliver. And when you look at that, where they have that footprint. And if you look at our investor deck, it's a really perfect match with very, very little overlap with our capabilities. So when we talk to a client about consolidation, where historically, they have someone said, "Hey, you can't really service all of Europe. You don't have an African presence. You've got some holes in your Latin American strategy." This fits all of those conversations. And so we couldn't be happier with how these 2 companies complement each other.

Operator
And our next question will be coming from Ruplu Bhattacharya with Bank of America.

Ruplu Bhattacharya, BofA Securities
Chris, I wanted to build a little bit more on the revenue synergies that you expect to see. You said that there are identifiable opportunities that both companies could not pursue separately. Can you talk a little bit about some of the capabilities that Webhelp is bringing that you didn't have? Is it just on a geographic basis that they're adding locations in Europe and and Latin America? Or are there capabilities or verticals that you were not servicing that they're adding? And likewise, can you talk about any -- do you expect any revenue dis-synergies as part of this combination?

Christopher A. Caldwell, President and Chief Executive Officer
So thank you, Ruplu, for the question. So let's first talk about the revenue synergies. Part of the process of looking at this combination was seeing opportunities that we were either not selected for or opportunities we could not respond to because of our capabilities and footprint in region. And it's important to appreciate that those go hand in hand. Footprint is one part of it, but it's really the capabilities and deep domain expertise that is probably more important than just the footprint. And the reality is, is that in Europe and Latin America, the capabilities that the Webhelp team have are incredibly strong. And so not only do they bring sort of the vertical expertise that aligns to our verticals, which is really important, but in some verticals, even deeper expertise. A good example is in financial services -- or sorry, BFSI. Some of their services around anti-money laundering, fraud management, payment services, know your customer, KYC, very, very, very strong within Europe. We did not have those capabilities at scale by any measure in Europe. And similarly, to some of the services that they do in Latin America from collection services in financial services, very, very, very, very strong. And so that really complements what we're after is both the capabilities and then the footprint. In terms of how we modeled it, we effectively looked at their opportunities that they couldn't compete with because of the lack of the strong Asia Pac or North American footprint are opportunities that we couldn't look at that we're in Europe and Latin America and Africa certainly being a key component of that. And it was a meaningful number. Now clearly, you're not going to win all of it, but just at a reasonable run rate and win rate, we expect that it will benefit to us that is upside to our model. From a dis-synergy perspective, the reality is plan, we have very little -- similar to other acquisitions when we did the diligence like-for-like services in the same country with the same client. In fact, it's a very -- like de minimis, de minimis, de minimis number. And so while there's clearly always possibilities of revenue dissynergies, we were most reassured by the fact that when we did the study that it's just de minimis in the scheme of things.

Ruplu Bhattacharya, BofA Securities
Okay. The Catalyst business, Chris, I believe, in fiscal '22 was about $450 million of revenues. I thought I saw in the presentation that you have the opportunity now to take some of that Catalyst business into the footprint of Webhelp into some of their customers. So off the $9.8 billion in revenues that you're targeting for fiscal '23 on a pro forma basis, how much would you say would be that combined digital IT service revenue? Or how much
-- or another way of asking it is, of the $3 billion that you're seeing from Webhelp, do they -- is that all BPO or core? Or is there some digital IT services in there? And do you see that the Webhelp combination helping you expand on the digital IT services side.

Christopher A. Caldwell, President and Chief Executive Officer
Yes, Ruplu, great question. So the mix of pure digital IT services within the Webhelp business is slightly smaller than what it is within Concentrix. And so when we come together, it will go from about 9%, 10% of revenue to 8% to 9% of revenue, although obviously, a much bigger base. That's one part of the story. The other part of the story is that Webhelp has some very, very strong engineering and technical talent, both in Europe, in Eastern Europe and in Latin America. Both places that Concentrix has been focused on trying to build out development centers as we've talked about, to drive a higher margin profile within our Catalyst business. And so we get the benefit of that once the transaction closes right away. So you have to look at about those 2 factors. We believe we can grow faster by doing this because we have additional access to more talent into markets that we've been trying to build out. And then two, there is already a solid base within the Webhelp business that we believe we can continue to grow.

Ruplu Bhattacharya, BofA Securities
Okay. Can I ask on the cost synergy side, I mean you've -- you're targeting $120 million of cost synergies by year 3. Can you talk a little bit about -- a little bit more on the integration effort that's required, do you expect any integration charges? Because for example, you talked about rationalization of the real estate footprint. I mean do you know like -- do you expect to close some call centers or reallocate some of the employees. So are there any charges that you're factoring in? And what would be the mix of onshore versus nearshore versus offshore for the combined company on a pro forma basis?

Christopher A. Caldwell, President and Chief Executive Officer
Yes. So I'll let Andre talk about the split of the voice business -- sorry, split of the business across onshore, nearshore and offshore. To answer your first question, Ruplu, we generally model about for every dollar of cost synergy, $1 of charge. So if you think about $120 million, $120 million of charge over the 3 years. The charges tend to come in a little heavy at the beginning as you close things out versus on the back half when sort of contracts expire, et cetera, et cetera, within the charges. We have historically done better than that, but that's historically what we've modeled. When you think about the real estate footprint and you think about some of the savings, it's pretty simple. The reality is that Webhelp uses third-party data centers in some cases. We have some of our own data centers. We overlap some data centers in some areas. That's a very simple process to kind of consolidate while it takes a while to get that savings in the business. It's not a -- it's very easily identifiable. And in terms of our delivery sites and delivery centers, there are a few markets, very, very small percentage, but a few markets where we have literally buildings similar to past transactions across the street, within a kilometer or mile depending on which side of the pond you're on. And it's very simple if we bring them together, we get the economies of scale of putting those 2 buildings together, while still keeping our capacity that we need in order to grow within the market. And so we really see that as what you do. And to your point, you have some charges as you exit leases and bring the 2 organizations together for the most part. Our history of kind of hitting our synergy numbers, as you know, I think every transaction we've done, we've hit our synergy number, and we've hit it on time. So we're quite confident about what we can achieve and do within it. And clearly, we think we've modeled appropriately for the charge perspective. And Andre, I'll pass it to you on the offshore, nearshore, onshore.

Andre S. Valentine, Chief Financial Officer
Yes. So on the short mix perspective, Ruplu, both companies operate about 43% onshore, where the difference comes in, there's a bit of a heavier mix for Webhelp with nearshore capabilities. And so the combined company will have 43% onshore, 30% offshore, 27% nearshore. So that nearshore percentage is a bit higher than we would look at Concentrix on a stand-alone basis. And what that is, is those really strong capabilities and scale that they have in Latin America as a nearshore offering, in Eastern Europe as a nearshore offering for languages and also in Africa. And so that's something that's attractive to us. We end up with a very, very balanced mix between onshore, offshore and nearshore.

Ruplu Bhattacharya, BofA Securities
Got it. Maybe I'll ask you one question on the quarter. You talked about new economy revenue growth of 7%. It was 13% last quarter. You think that we're now at a level that can be sustained in terms of new economy revenue growth? And then looking at the new economy clients that Webhelp has, are they growing at a similar rate? And how do you expect that to trend in fiscal '23?

Christopher A. Caldwell, President and Chief Executive Officer
Yes. So Ruplu, the new economy companies, as we talked about some of the softness in e-commerce are impacted by that. And so as I think some of those areas come back from a perspective of the economy, I expect that we'll see probably a little better growth in that area, but I think it's sustainable with what we're seeing right at the moment at the current run rate. The Webhelp new economy companies are actually growing a little faster than that. And part of it is sort of the diversity of their client base. You'll notice that they have more new economy clients than we do. And part of it is that in the European market, how the model of Webhelp has and their Nest business that we talked about, is really a big differentiator around how they think about going to market in these local markets, supporting these businesses as they go. And so that's driven a faster growth rate. And we expect even in more challenged economic times that they can continue that type of growth rate within that customer base.

Ruplu Bhattacharya, BofA Securities
Okay. Maybe if I can just squeeze one more in. It looks like you're keeping the full year guide to 4% to 6% organic constant currency. I guess the reported number is maybe $30 million lower or $20 million lower. I think that -- would you attribute that just to the higher FX impact? And just from a sales cycle standpoint, I mean, any in or has there been any change in the close rates or -- and the sales cycle?

Andre S. Valentine, Chief Financial Officer
Yes. Happy to respond, Ruplu. Yes, we've seen a little bit of an increase in the FX impact as a headwind for the full year. So if you go back to our last call, we said it was effectively breakeven. Now we're saying it is about a 0.5 point headwind as we look at the currency mix and where they move to from the time that we -- right before we announced earnings back in January to where they are here in late March. Sales cycles, Chris?

Christopher A. Caldwell, President and Chief Executive Officer
Yes. From a sales cycle perspective, as we talked about Ruplu, is like some of the more complex deal sales, one has a slightly longer sales cycle, but I don't want people to over-rotate on that. The reality is it's still relatively quick. It's just a little longer than more sort of transactional deals that we've talked about in the past. The cadence of how it flows through the pipeline is actually pretty similar. Outside of the end, there tends to be more checks and balances with companies, just making sure that they are going to get the ROI that they're expecting that they're able to deal with their internal movement of things that they need to do to be able to support those deals. It's pretty similar to what we've seen before. And so no major call-outs.

Operator
And our next question is coming from Canaccord.

Unidentified Analyst
Congratulations on the Webhelp announcement. It seems like it complements your business really well. Maybe I'll ask a question on your international strategy this year in context of this announcement, any changes in how you are planning this year as it relates to your growth plans internationally?

Christopher A. Caldwell, President and Chief Executive Officer
Yes. So it's a good question. The reality is that we've been investing in sort of our international footprint for many years. And as we talked about in the prepared remarks, we continue to invest in Europe. We continue to invest in Africa. We continue to invest in Latin America and a few countries within Asia Pac as we build out our footprint. What this does is really accelerate that. But until the deal is closed, we need to continue to focus on operating as an independent and separate company and continue to support our clients. And so we'll continue to make those investments until the transaction closes.

Unidentified Analyst
Got it. And Chris, maybe a little more color on the progress that you're seeing on the vendor consolidation front? How are those negotiations coming along? And to the extent that you can perhaps speak to the pricing for this incremental volume that you're expecting in the second half?

Christopher A. Caldwell, President and Chief Executive Officer
Yes, for sure. So I think generally quite positive. I mean, the reality is, is that where we're the predominant provider within an account and as we talked about in the prepared remarks, sort of we're driving higher higher innovation scores in the last decade, we're being successful. And the pricing is for those consolidations is quite stable. It's in line with what we're seeing right now for the most part, and we expect that it will remain stable. Where the benefit is to our clients is one managing a separate -- sorry, one less party or 2 less party is much more cost effective for them. They're able to get some benefits, needing less capacity within their network. And so that costs them less. And so that's really where they're seeing the vast amount of savings by driving the partner consolidation.

Operator
That's all the time that we have for today. That concludes the Q&A and the conference for today. Thank you all for participating. Everyone may disconnect, and have a great evening.